EXHIBIT 10.37

EXECUTIVE RETIREMENT AGREEMENT

The parties to this Executive Retirement Agreement (this “Agreement”), Benjamin J. Mondics (“Mr. Mondics”) and Applied Industrial Technologies, Inc. (the “Company”), its affiliates, parents, successors, predecessors, and subsidiaries (collectively, the “Company Group”) agree that:
Mr. Mondics desires to retire from his at-will employment with the Company effective at the close of business on August 16, 2013 (the “Retirement Date”) (which shall be Mr. Mondics' “separation from service” date within the meaning of Internal Revenue Code Section 409A and the regulations and other guidance promulgated thereunder (“Section 409A”)) pursuant to the terms set forth below that have been negotiated between Mr. Mondics and the Company.
The Company desires to have Mr. Mondics' knowledge and skills available to the Company Group for a period of six months following the Retirement Date (the “Consulting Period”) and Mr. Mondics is willing to provide consulting services to the Company Group on the terms specified herein during the Consulting Period.
In consideration of the good and valuable consideration set forth in this Agreement, the sufficiency of which is acknowledged, Mr. Mondics and the Company agree as follows:
1.    Retirement. Mr. Mondics will retire from his employment with the Company Group on the Retirement Date. Mr. Mondics agrees to execute all documents necessary to effect his retirement from all positions, offices and directorships with the Company Group effective as of the Retirement Date. Prior to the Retirement Date, Mr. Mondics agrees to dedicate his full business time and attention to the Company's business, in accordance with the instructions of the Company's Chief Executive Officer.
2.    Consulting Services. During the Consulting Period, Mr. Mondics agrees to provide independent consulting services to the Company Group during regular business hours on matters that were in Mr. Mondics' area of responsibility prior to his Retirement Date. In connection with his provision of consulting services, the Company and Mr. Mondics agree that Mr. Mondics will be providing services as an independent consultant and not as an employee, agent, partner or joint venturer and that neither the Company nor Mr. Mondics shall have authority to bind or obligate the other in any manner. The Company and Mr. Mondics further acknowledge that the amount of time required each month will fluctuate and that there is no minimum or maximum number of days per month for which Mr. Mondics is engaged; provided, however, in accordance with the separation from service requirements of Section 409A and applicable regulatory requirements and guidance, during the Consulting Period, Mr. Mondics shall perform not more than 20% of the average level of services he performed as an employee of the Company during the thirty-six (36) months preceding his Retirement Date. Mr. Mondics shall not be required to travel in connection with his provision of consulting services. Mr. Mondics acknowledges and agrees that he shall not be considered an employee of any member of the Company Group during the Consulting Period and he shall not be eligible for any employee benefits as a result of his provision of consulting services. Notwithstanding the foregoing, in addition to the consideration set forth below, during the Consulting Period, the Company will reimburse Mr. Mondics for any expenses reasonably incurred at the request of the Company and submitted for reimbursement in accordance with the Company's expense reimbursement policies in force from time-to-time.

3.    Consideration. In exchange for Mr. Mondics' promises, representations, waivers and releases contained in this Agreement, subject to the terms contained in this Agreement, the Company will provide

Mr. Mondics with the following payments and benefits, conditioned upon (i) Mr. Mondics' execution and delivery to the Company of the Reaffirmation of Retirement Agreement set forth on Appendix A (the “Reaffirmation Agreement”) no earlier than the day following the Retirement Date and no later than twenty-one (21) days following the Retirement Date and his not revoking or attempting to revoke the waiver and release and (ii) Mr. Mondics' compliance in all material respects with the terms contained in this Agreement up to and including the Retirement Date, including, without limitation, the good faith determination by the Company that Mr. Mondics has satisfied the conditions set forth in Paragraph 3.4 in all material respects.

3.1    During the Consulting Period, the Company will pay Mr. Mondics amounts (the “Consulting Payments”) at the higher of the rate of his base salary as of the Effective Date or the Retirement Date. The Consulting Payments will be paid in bi-weekly installments in accordance with a schedule established by the Company and will be subject to appropriate withholdings and deductions. In addition to the Consulting Payments, the Company shall provide to Mr. Mondics, at the Company's sole cost and expense, retirement consultation services through a vendor mutually agreed between the parties. The retirement consultation services shall be provided for up to six months following the Retirement Date.

3.2    During the period commencing on the Effective Date (as defined in Paragraph 4.1) and ending on the Retirement Date, Mr. Mondics shall use all of his accrued but unused vacation days and birthday in accordance with the Company's ordinary policies, such that no unused vacation days and birthday will remain as of the Retirement Date. As of June 17, 2013, Mr. Mondics has twenty-one (21) accrued but unused vacation days under the Company's vacation policy. He will also have one birthday day in August. Mr. Mondics may use his accrued but unused vacation days and birthday as he determines in his sole and absolute discretion, subject to reasonable business requests and demands.

3.3    As of the Retirement Date, Mr. Mondics will become ineligible to participate in the Company's group health plan program in which he participates prior to his retirement, subject to Mr. Mondics' right to group health plan continuation coverage under applicable federal law and/or his right to obtain post-employment coverage pursuant to the Company's existing or successor executive retiree health care program on the same basis as other qualified senior executive retirees of the Company. Notwithstanding the foregoing, nothing shall obligate the Company to maintain any such retiree health care program.

3.4    In order to ensure a smooth transition from Mr. Mondics' employment with the Company, during the period from the Effective Date of this Agreement (as defined in Paragraph 4.1) up to and including the Retirement Date, Mr. Mondics shall use reasonable and diligent efforts to: (a) assist and cooperate with the Company in connection with any Company matters for which he has knowledge or responsibility; and (b) perform and attend to transitional matters as reasonably identified and requested by the Company and the Company's Chief Executive Officer in writing; and (c) provide reasonable and customary written reports and assessments reasonably requested by the Company's Chief Executive Officer pertaining to matters and/or personnel within the scope of Mr. Mondics' responsibilities for the Company.

3.5    Except as otherwise specifically provided herein, as otherwise required to be provided pursuant to the specific terms of the Company's written compensation and benefit programs relating to Mr. Mondics' service with the Company prior to the Retirement Date (none of which are modified, altered, changed or terminated as to Mr. Mondics by this Agreement except as specified herein) or as otherwise required by applicable law, Mr. Mondics acknowledges and agrees that he shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs, policies or arrangements of the Company Group (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Retirement Date. In addition, Mr. Mondics acknowledges and agrees with the Company that, effective as of the Effective Date, he will not be eligible, and hereby waives any right to participate, in (i) the Company's annual and long-term incentive compensation programs for the Company's 2014 fiscal year commencing July 1, 2013, including, without limitation, the Company's Management Incentive Plan and Long-Term Performance Plan; (ii) any change in control benefits or enhancements, with respect to any change in control of the Company on or after the Effective Date, under any compensation or employee benefit plan of the Company Group, including without limitation any “Change in Control” or “Change of Control” provision or benefits or enhancements under or pursuant to, or with respect to any awards under, the Company's Management Incentive Plan, Long-Term Performance Plan, Key Executive Restoration Plan, and Supplemental Executive Retirement Benefits Plan (the “SERP”) (except for change in control benefits provided under Section 8.4 of the SERP, which provision shall remain in effect); and (iii) the Company's Severance Benefit Plan (applicable to qualified terminations due to reductions in force). Notwithstanding anything to the contrary herein, the Indemnification Agreement between Mr. Mondics and the Company, and Mr. Mondics' rights thereunder, shall not be affected by this Agreement and shall remain in full force and effect.

The Company and Mr. Mondics acknowledge and agree that (i) Mr. Mondics shall be eligible to receive an award under the Company's Management Incentive Plan for the Company's fiscal year ending June 30, 2013, in accordance with the terms of such plan, and (ii) as of the Retirement Date, Mr. Mondics will be vested in stock appreciation rights, restricted stock units, and performance shares granted pursuant to the Long-Term Performance Plan, and benefits under the SERP and the Key Executive Restoration Plan, with vesting and payments subject to the terms of such awards and plans; and Mr. Mondics acknowledges and re-affirms his confidentiality, noncompetition, non-solicitation, and non-disparagement obligations under all such awards and plans, including without limitation, applicable clawback provisions in the event of Mr. Mondics' breach thereof.
3.6    Mr. Mondics acknowledges and agrees that under the terms of this Agreement he is receiving consideration beyond that which he would otherwise be entitled to receive and which, but for the mutual covenants set forth in this Agreement, the Company would not otherwise be obligated to provide.

4.    Waiver and Release of Claims.

4.1    In exchange for the Company's promises set forth in this Agreement, and except as otherwise provided for or specifically referenced in this Agreement, Mr. Mondics, including his heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through him, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”) completely and forever, from any and all claims, causes of action, charges, suits, contracts, promises, or demands of any kind, which he may now have, whether known or unknown, intentional or otherwise (the “Claims”), from the beginning of time to the Effective Date of this Agreement. “Effective Date” is the date this Agreement is signed by Mr. Mondics, subject to his right of revocation as set forth in Paragraph 6. Mr. Mondics reserves no claims against any of the Released Parties.

4.2    Mr. Mondics understands and agrees that this Agreement covers all claims described in Paragraph 4.1, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Family Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; Ohio's

fair employment statutes; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or Ohio common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney's fees.

4.3    Mr. Mondics understands and agrees that he is waiving the right to file, and agreeing not to file, any complaints or civil actions against the Released Parties relating to any facts or events occurring from the beginning of time to the Effective Date of this Agreement. Mr. Mondics further understands and agrees that he is waiving his right to receive any monetary awards from any complaints, charges or civil actions arising out of or relating to his employment with or separation from the Company. Mr. Mondics further understands and agrees that this Agreement may be used by any of the Released Parties as a complete defense to any past, present or future claim or entitlement asserted against any of the Released Parties based on events that have occurred from the beginning of time to the Effective Date of this Agreement.

4.4    Paragraph 4.3 does not limit Mr. Mondics' right to file a civil action to enforce the terms of this Agreement or to test the validity of this Agreement. Paragraph 4.3 likewise does not limit Mr. Mondics' right to participate in any proceedings before an agency or administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission, but it does waive his right to receive any monetary award from such proceedings.

4.5    Mr. Mondics warrants that he has not assigned any of the Claims being released under this Paragraph 4.

5.    Representations. Mr. Mondics declares and expressly warrants that (i) he is not Medicare eligible, that he is not a Medicare beneficiary, and that he is not within 30 months of becoming Medicare eligible; (ii) he is not 65 years of age or older; (iii) that he is not suffering from end stage renal failure or amyotrophic lateral sclerosis; (iv) he has not received Social Security benefits for 24 months or longer; and (v) he has not applied for Social Security benefits, and/or has not been denied Social Security disability benefits and is not appealing any denial of Social Security disability benefits.

5.1    Mr. Mondics affirms, covenants and warrants that he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by him before or after the execution of this Agreement.

5.2    Because Mr. Mondics is not a Medicare recipient as of the date of this release, he is aware of no medical expenses that Medicare paid and for which the Released Parties are or could be liable now or in the future. Mr. Mondics agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

6.    ADEA Release. In compliance with the Older Workers Benefit Protection Act, Mr. Mondics is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement. In addition, Mr. Mondics understands and agrees that: (i) by signing this Agreement, Mr. Mondics waives and releases any claims Mr. Mondics might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (ii) Mr. Mondics has twenty-one (21) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Mr. Mondics waives by virtue of Mr. Mondics' execution of the Agreement during the consideration period; and (iii) after Mr. Mondics signs this Agreement and it becomes effective, Mr. Mondics has seven (7) days from that date to change his mind and revoke the Agreement. To revoke the Agreement, Mr. Mondics must clearly communicate his decision in writing to the General Counsel of the Company by the seventh day following the Effective Date of this Agreement. Mr. Mondics understands and agrees that should he revoke his release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, the Company's obligations under this Agreement will become null and void.

7.    Derogatory Comments. Mr. Mondics agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Company Group or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company Group, provided, however, that should Mr. Mondics ever be compelled to testify in any form regarding matters within his knowledge relating to the Company Group, he may testify truthfully to the best of his knowledge even if such testimony is or reasonably could be expected to be detrimental to the business or financial prospects or reputation of the Company Group. The Company agrees that it will direct its directors and executive officers to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning Mr. Mondics, or (ii) any other comment that could reasonably be expected to be detrimental to Mr. Mondics' business or financial prospects or reputation.

8.    Return of Property. On or prior to the Retirement Date, as requested by the Company, Mr. Mondics shall promptly surrender to the Company all property of the Company Group in his possession and all property made available to Mr. Mondics in connection with his employment by the Company, including, without limitation, any and all Company credit cards, keys, security access codes, records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by Mr. Mondics in connection with his employment.

9.    Cooperation. From and after the Retirement Date, Mr. Mondics shall cooperate in all reasonable respects with the Company Group and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company Group, including any such action, proceeding, investigation or litigation in which Mr. Mondics is called to testify.

10.    Noncompetition.  Mr. Mondics is the President and Chief Operating Officer of the Company and all business plans, strategy, budgets, product, vendor and customer information held by the Company has been available to Mr. Mondics continuously during his service as such.  Therefore, in consideration of the mutual promises set forth herein, in addition to and not in substitution of any similar conditions or covenants either made by Mr. Mondics or applicable under any other award, plan or agreement, Mr. Mondics agrees that for a period commencing on the Retirement Date and ending on the 24-month anniversary of the Retirement Date (the “Restricted Period”), he shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, (i) carry on a Competing Business (as hereinafter defined) in the territories in which the Company Group conducts its business or (ii) engage in business for an Other Prohibited Company.  For purposes of this Paragraph 10, carrying on a “Competing Business” means to engage in the distribution, assembly, or sale to industrial, commercial, institutional or government markets, of bearings, power transmission components, hydraulic and pneumatic components and systems, industrial rubber products, or linear motion components, irrespective of manufacturer or design; engineering, design and systems integration for industrial, hydraulic, or pneumatic applications;  mechanical, fabricated rubber, or hydraulic or pneumatic power shop services; maintenance training services for the foregoing product/service areas; or inventory and storeroom management solutions for the foregoing product/service areas.  For purposes of this

Paragraph 10, the following companies (and their affiliated companies) shall each be deemed an “Other Prohibited Company”: Amazon.com, Inc., Fastenal Company, W. W. Grainger, Inc., Kimball Midwest, Inc., Lawson Products, Inc., MSC Industrial Direct Co., Inc., and McMaster-Carr Supply Company.  Nothing herein shall limit Mr. Mondics' right to own not more than 2% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

11.    Non-Solicitation. Mr. Mondics agrees that during the Restricted Period, he shall not directly or indirectly (i) interfere with or attempt to interfere with the relationship between the Company Group and any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company Group, or (ii) solicit, induce or attempt to solicit, induce any of them to leave the employ of the Company Group or violate the terms of their contracts, or any employment arrangements, with such entities; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between the Company Group and any such customer, supplier, licensee or other business relation of the Company Group. As used herein the term “indirectly” shall include without limitation, Mr. Mondics permitting the use of his name by any competitor of the Company Group.

12.    Confidentiality.

12.1    “Confidential Information” means all ideas, designs, processes, drawings, graphics, plans, specifications, techniques, data, know-how, marketing and development information, company strategy, intellectual property, project plans, budgets, customer and potential customer lists and other information related to customers or potential customers, price lists, pricing and purchasing policies, contracting practices, supplier rebate programs, business acquisition targets, information system designs, employee lists and evaluations, cost and financial information as well as any other information that is not publicly available and/or that the Company considers to be proprietary or confidential including, without limitation, all information revealed to or acquired or created by Mr. Mondics during his employment by the Company relating to any of the foregoing or the Company's past, current or future business.

12.2    Mr. Mondics has occupied a fiduciary relationship to the Company and has obtained access to and knowledge of Confidential Information of the Company and the Company Group. Mr. Mondics agrees and acknowledges that the unauthorized use or disclosure by him of Confidential Information to third parties might cause irreparable damage to the Company and the Company Group. Accordingly, in addition to all those restrictions imposed under law as a result of his fiduciary relationship, and unless compelled by legal process from a court or other tribunal of competent jurisdiction (in which case Mr. Mondics will give prompt written notice to the Company's General Counsel and a reasonable opportunity to object), Mr. Mondics agrees that at all times following the Effective Date, he will not, without the prior written consent of the General Counsel of the Company, copy, publish, disclose, divulge or discuss with any third party, nor use for his own benefit or that of any third party, any Confidential Information, except in the normal conduct of his duties under this Agreement.

12.3    On or prior to the Retirement Date, as requested by the Company, irrespective of the time or manner thereof or the reason therefor, Mr. Mondics agrees to promptly return and surrender to the Company all Confidential Information and all copies thereof in any form which is in any manner in his control or possession.

13.    Certain Remedies.

13.1    Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Paragraph 13.2, Mr. Mondics agrees that a breach of any of the covenants contained in this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Mr. Mondics from engaging in activities prohibited by the covenants contained in this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

13.2    Subject to Paragraph 4.4, in the event that Mr. Mondics (i) files any charge, claim, demand, action or arbitration with regard to his employment, compensation or termination of employment under any federal, state or local law, or an arbitration, except in either case for a claim for breach of this Agreement or failure to honor the obligation set forth herein, or (ii) materially breaches any of the covenants contained in this Agreement, the Company shall be entitled to cease making any payments or benefits due to him under this Agreement.

14.    Section 409A. Any payments and/or benefits provided under this Agreement are intended to be exempt for the requirements of Section 409A and avoid the imputation of any tax, penalty or interest under Section 409A. This Agreement shall be construed and interpreted consistent with that intent.

15.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single memorandum. If Mr. Mondics signs a facsimile copy of this Agreement, he will thereafter provide the Company with a conforming original copy.

16.    Withholding Taxes. Any payments, including the Consulting Payments, made or benefits provided to Mr. Mondics under this Agreement shall be reduced by any applicable withholding taxes (e.g., income taxes, Social Security taxes, Medicare taxes, etc.,) and other payments required by applicable law and shall be reflected on one or more W-2s issued to Mr. Mondics. The Company shall remit all amounts so withheld to the proper authorities. However, Mr. Mondics shall be responsible for the payment of all taxes and insurance required under applicable law as a result of the payments and benefits provided under this Agreement.

17.    Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

18.    Severability. The parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. In addition, the parties agree that they shall not seek, either directly or indirectly, to have any term of this Agreement held unenforceable, including the general release language. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

19.    Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.    Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be enforceable by Mr. Mondics and the Company and their respective successors and assigns.

21.    Governing Law. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be subject to the laws of the State of Ohio without regard to any state conflict of law rules.

22.    Entire Agreement. This Agreement contains the complete agreement and understanding between the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of Mr. Mondics' employment and the termination thereof which he may have had with the Company Group. The parties agree that no promises or agreements shall be binding or shall modify this understanding unless in writing and signed by both parties.

The parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below (or, if Mr. Mondics does not include a date under his signature line, the date set forth shall be the date this Agreement, signed by Mr. Mondics, is received by the Company).

/s/ Benjamin J. Mondics
BENJAMIN J. MONDICS	Date: 6-18-13

APPLIED INDUSTRIAL TECHNOLOGIES

By: /s/ Neil A. Schrimsher

Its: CEO	Date: 6-18-2013

APPENDIX A

REAFFIRMATION OF EXECUTIVE RETIREMENT AGREEMENT
(the “REAFFIRMATION AGREEMENT”)

(NOT TO BE EXECUTED UNTIL AFTER THE RETIREMENT DATE)

For the consideration and promises of the Company Group set forth in the Agreement, Mr. Mondics hereby reaffirms the covenants, obligations, representations and releases contained in the Agreement, including, but not limited to, the release of all claims set forth in Paragraphs 4, 5 and 6. In compliance with the Older Workers Benefit Protection Act, Mr. Mondics is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement. In addition, Mr. Mondics understands and agrees that: (a) by signing this Reaffirmation Agreement, Mr. Mondics waives and releases any claims he might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Mr. Mondics has had at least twenty-one (21) days from the date of receipt of this Reaffirmation Agreement to consider whether or not to execute this Reaffirmation Agreement; and (c) after Mr. Mondics signs this Agreement and it becomes effective, he has seven (7) days from that date to change his mind and revoke the Reaffirmation Agreement. To revoke the Reaffirmation Agreement, Mr. Mondics must clearly communicate Mr. Mondics' decision in writing to the Company's General Counsel, Applied Industrial Technologies, One Applied Plaza, Cleveland, Ohio, 44115 by the seventh day following his execution of this Reaffirmation Agreement. Mr. Mondics understands and agrees that should he revoke his release and waiver as to claims under the Age Discrimination in Employment Act of 1967, the Company's obligations under this Reaffirmation Agreement will become null and void.
THIS REAFFIRMATION AGREEMENT PROVIDES A COMPLETE AND BINDING RELEASE AND WAIVER OF ALL EXISTING CLAIMS AND RIGHTS, KNOWN AND UNKNOWN, MR. MONDICS MAY HAVE AGAINST THE COMPANY AS OF THE DATE HE SIGNS THIS REAFFIRMATION AGREEMENT.

THIS IS A WAIVER AND RELEASE; READ BEFORE SIGNING.

____________________________________
BENJAMIN J. MONDICS

Date: _______________________________